Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PETROS PHARMACEUTICALS, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Petros Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.            That the name of this corporation is Petros Pharmaceuticals, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on May 14, 2020 under the name Petros Pharmaceuticals, Inc.

2.            That the Board of Directors of the Corporation (the “Board of Directors”) duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

First: The name of this corporation is Petros Pharmaceuticals, Inc. (the “Corporation”).

Second: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Corporation.

Third: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

Fourth: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (a) 150,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”) and (b) 50,000,000 shares of Preferred Stock, $0.0001 par value per share and stated value (“Stated Value”) per share of $1,000.00 (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.            COMMON STOCK

1.            General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.            Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) the affirmative vote of the holders of record of the shares of Common Stock and Preferred Stock (voting as a single class on an as-converted basis), irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.            PREFERRED STOCK

The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The rights, preferences, powers, privileges and restrictions, qualifications and limitations of the Preferred Stock are as set forth below in this Part B of this Article Fourth. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1.            Ranking. Except with respect to any current or future series of preferred stock of pari passu rank to the Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Parity Stock”), all shares of capital stock of the Corporation shall be junior in rank to all Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Junior Stock”). The rights of all such shares of capital stock of the Corporation shall be subject to the rights, powers, preferences and privileges of the Preferred Stock. In the event of the merger or consolidation of the Corporation with or into another corporation, shares of Preferred Stock shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall result inconsistent therewith. For the avoidance of doubt, in no circumstance will a share of Preferred Stock have any rights subordinate or otherwise inferior to the rights of shares of Parity Stock or Common Stock.

2.            Participation. In addition to any adjustments pursuant to Section 6.4, the holders of shares of Preferred Stock (each a “Preferred Holder” and, collectively, the “Preferred Holders”) shall be entitled to receive such dividends paid and distributions made to the holders of shares of Common Stock to the same extent as if such Preferred Holder had converted each share of Preferred Stock held by each of them into shares of Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of shares of Common Stock (provided, however, to the extent that a Preferred Holder's right to participate in any such dividend or distribution would result in such Preferred Holder exceeding the Maximum Percentage, then such Preferred Holder shall not be entitled to participate in such dividend or distribution to such extent (or the beneficial ownership of any such shares of Common Stock as a result of such dividend or distribution to such extent) and such dividend or distribution to such extent shall be held in abeyance for the benefit of such Preferred Holder until such time, if ever, as its right thereto would not result in such Preferred Holder exceeding the Maximum Percentage).

3.            Liquidation, Dissolution or Winding Up In the event of a Liquidation Event, the Preferred Holders shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of Junior Stock, an amount per share of Preferred Stock equal to the amount per share such Preferred Holder would receive if such Preferred Holder converted such Preferred Stock into Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Preferred Holders and holders of shares of Parity Stock, then each Preferred Holder and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Preferred Holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all Preferred Holders and all holders of shares of Parity Stock. To the extent necessary, the Corporation shall cause such actions to be taken by each of its subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Corporation and its Subsidiaries, taken as a whole (a “Liquidation Event”) to be distributed to the Preferred Holders in accordance with this Section 3. All the preferential amounts to be paid to the Preferred Holders under this Section 3 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Corporation to the holders of shares of Junior Stock in connection with a Liquidation Event as to which this Section 3 applies.

4.            Voting. Preferred Holders shall have no voting rights, except as required by law (including without limitation, the General Corporation Law and as expressly provided in this Certificate of Incorporation. Subject to Section 5, to the extent that under the General Corporation Law the Preferred Holders are required to vote on a matter with holders of shares of Common Stock, voting together as one class, each share of Preferred Stock shall entitle the Preferred Holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible (subject to the ownership limitations specified in Section 5 hereof) using the record date for determining the stockholders of the Corporation eligible to vote on such matters as the date as of which the Conversion Price is calculated. Preferred Holders shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled by vote, which notice would be provided pursuant to the Bylaws of the Corporation and the General Corporation Law.

5.            Limitation of Beneficial Ownership. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, the shares of Preferred Stock held by a Preferred Holder shall not be convertible by such Preferred Holder, and the Corporation shall not effect any conversion of any shares of Preferred Stock held by such holder, to the extent (but only to the extent) that such Preferred Holder or any of its affiliates would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Stock. To the extent the above limitation applies, the determination of whether the shares of Preferred Stock held by such Preferred Holder shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by such holder or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by such holder and its affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Corporation for conversion, exercise or exchange (as the case may be). No prior inability of a Preferred Holder to convert shares of Preferred Stock, or of the Corporation to issue shares of Common Stock to such holder, pursuant to this Section 5 shall have any effect on the applicability of the provisions of this Section 5 with respect to any subsequent determination of convertibility or issuance (as the case may be). For purposes of this Section 5, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. The provisions of this Section 5 shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 5 to correct this Section 5 (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this Section 5 shall apply to a successor holder of shares of Preferred Stock. The Corporation may not waive this Section 5 without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of a Preferred Holder, the Corporation shall within one (1) Business Day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Certificate of Incorporation. By written notice to the Corporation, any Preferred Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Corporation, and (ii) any such increase or decrease will apply only to such Preferred Holder sending such notice and not to any other Preferred Holder.

6.            Conversion.

Each share of Preferred Stock shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock on the terms and conditions set forth in this Section 6.

6.1            Conversion Right. Subject to the provisions of Section 5, at any time or times on or after the Initial Issuance Date, each Preferred Holder shall be entitled to convert any whole number of shares of Preferred Stock into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 6.3 at the Conversion Rate (as defined below).

6.2            Conversion Rate. The number of validly issued, fully paid and non-assessable shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 6.1 shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount

Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any shares of Preferred Stock. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share. “Conversion Amount” shall mean, with respect to each share of Preferred Stock, as of the applicable date of determination, the Stated Value thereof.

6.3            Mechanics of Conversion. The conversion of each share of Preferred Stock shall be conducted in the following manner:

  6.3.1            Preferred Holder's Conversion. To convert a share of Preferred Stock into validly issued, fully paid and non-assessable shares of Common Stock on any date (a “Conversion Date”), a Preferred Holder shall deliver (whether via electronic mail, facsimile or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion of the share(s) of Preferred Stock subject to such conversion (the “Conversion Notice”) to the Corporation. If required by Section 6.3.6, within five (5) Trading Days following a conversion of any such shares of Preferred Stock as aforesaid, such Preferred Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Corporation the original certificates representing the share(s) of Preferred Stock (the “Preferred Stock Certificates”) so converted as aforesaid. “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Required Holders.

6.3.2            Corporation's Response. On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Corporation shall transmit by electronic mail or facsimile an acknowledgment of confirmation of receipt of such Conversion Notice to such Preferred Holder and the Corporation's transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the second (2nd) Trading Day following the date of receipt by the Corporation of such Conversion Notice, the Corporation shall (1) provided that (x) the Transfer Agent is participating in the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer Program and (y) Common Stock shares to be so issued are otherwise eligible for resale pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Preferred Holder's or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if either of the immediately preceding clauses (x) or (y) are not satisfied, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Preferred Holder or its designee, for the number of shares of Common Stock to which such Preferred Holder shall be entitled. If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion pursuant to Section 6.3.6 is greater than the number of Preferred Stock being converted, then the Corporation shall if requested by such Preferred Holder, as soon as practicable and in no event later than three (3) Trading Days after receipt of the Preferred Stock Certificate(s) and at its own expense, issue and deliver to such Preferred Holder (or its designee) a new Preferred Stock Certificate representing the number of shares of Preferred Stock not converted.

6.3.3            Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of shares of Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

6.3.4            Corporation's Failure to Timely Convert. If the Corporation shall fail, for any reason or for no reason, to issue to a Preferred Holder within three (3) Trading Days after the Corporation's receipt of a Conversion Notice (whether via electronic mail, facsimile or otherwise) (the “Share Delivery Deadline”), a certificate for the number of shares of Common Stock to which such Preferred Holder is entitled and register such shares of Common Stock on the Corporation's share register or to credit such Preferred Holder's or its designee's balance account with DTC for such number of shares of Common Stock to which such Preferred Holder is entitled upon such Preferred Holder's conversion of any shares of Preferred Stock (as the case may be) (a “Conversion Failure”), then, in addition to all other remedies available to such Preferred Holder, such Preferred Holder, upon written notice to the Corporation, may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any shares of Preferred Stock that have not been converted pursuant to such Preferred Holder's Conversion Notice, provided that the voiding of a Conversion Notice shall not affect the Corporation's obligations to make any payments which have accrued prior to the date of such notice pursuant to the terms of this Certificate of Designations or otherwise. In addition to the foregoing, if within three (3) Trading Days after the Corporation's receipt of a Conversion Notice (whether via electronic mail, facsimile or otherwise), the Corporation shall fail to issue and deliver a certificate to such Preferred Holder and register such shares of Common Stock on the Corporation's share register or credit such Preferred Holder's or its designee's balance account with DTC for the number of shares of Common Stock to which such Preferred Holder is entitled upon such Preferred Holder's conversion hereunder (as the case may be), and if on or after such third (3rd) Trading Day such Preferred Holder (or any other Person in respect, or on behalf, of such Preferred Holder) purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Preferred Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, issuable upon such conversion that such Preferred Holder so anticipated receiving from the Corporation, then, in addition to all other remedies available to such Preferred Holder, the Corporation shall, within three (3) Business Days after such Holder's request, which request shall include reasonable documentation of all broker fees, costs and expenses and in such Preferred Holder's discretion, either (i) pay cash to such Preferred Holder in an amount equal to such Holder's total purchase price (including brokerage commissions and other reasonable out of pocket expenses related to the buy-in, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of such Preferred Holder) (the “Buy-In Price”), at which point the Corporation's obligation to so issue and deliver such certificate or credit such Preferred Holder's balance account with DTC for the number of shares of Common Stock to which such Preferred Holder is entitled upon such Preferred Holder's conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to so issue and deliver to such Preferred Holder a certificate or certificates representing such shares of Common Stock or credit such Preferred Holder's balance account with DTC for the number of shares of Common Stock to which such Preferred Holder is entitled upon such Preferred Holder's conversion hereunder (as the case may be) and pay cash to such Preferred Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock multiplied by (B) the sale price of the Common Stock at which the sell order giving rise to such purchase obligation was executed.

6.3.5            Pro Rata Conversion: Disputes. In the event the Corporation receives a Conversion Notice from more than one Preferred Holder for the same Conversion Date and the Corporation can convert some, but not all, of such shares of Preferred Stock submitted for conversion, the Corporation shall convert from each Preferred Holder electing to have shares of Preferred Stock converted on such date a pro rata amount of such Preferred Holder's shares of Preferred Stock submitted for conversion on such date based on the number of shares of Preferred Stock submitted for conversion on such date by such Preferred Holder relative to the aggregate number of shares of Preferred Stock submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Preferred Holder in connection with a conversion of shares of Preferred Stock the Corporation shall issue to such Preferred Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with the Purchase Agreement.

6.3.6            Book-Entry. Notwithstanding anything to the contrary set forth in this Section 6, upon conversion of any shares of Preferred Stock in accordance with the terms hereof, no Preferred Holder thereof shall be required to physically surrender the certificate representing the shares of Preferred Stock to the Corporation following conversion thereof unless (A) the full or remaining number of shares of Preferred Stock represented by the certificate are being converted (in which event such certificate(s) shall be delivered to the Corporation as contemplated by this Section 6.3.6 or (B) such Preferred Holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of shares of Preferred Stock upon physical surrender of any shares of Preferred Stock. Each Preferred Holder and the Corporation shall maintain records showing the number of shares of Preferred Stock so converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to such Preferred Holder and the Corporation, so as not to require physical surrender of the certificate representing the shares of Preferred Stock upon each such conversion. In the event of any dispute or discrepancy, such records of such Preferred Holder establishing the number of shares of Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Preferred Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Stock, the number of shares of Preferred Stock represented by such certificate may be less than the number of shares of Preferred Stock stated on the face thereof. Each certificate for shares of Preferred Stock shall bear the following legend:

ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION'S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 6.3.6 THEREOF. THE NUMBER OF SHARES OF PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 6.3.6 OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

6.3.7            Notwithstanding the foregoing, with respect to any Conversion Notice(s) delivered on or prior to 12:00 p.m. (New York City time) on the Initial Issuance Date, the Corporation agrees to deliver the shares of Common Stock underlying the Preferred Stock subject to such notice(s) by 4:00 p.m. (New York City time) on the Initial Issuance Date.

6.3.8            Taxes. The Corporation shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof), issuance and other similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon the conversion of shares of Preferred Stock.

6.3.9            Notwithstanding the foregoing, with respect to any Conversion Notice(s) delivered on or prior to 12:00 p.m. (New York City time) on the Initial Issuance Date, the Corporation agrees to deliver the shares of Common Stock underlying the Preferred Stock subject to such notice(s) by 4:00 p.m. (New York City time) on the Initial Issuance Date.

6.4            Subdivision or Combination of Common Stock. Without limiting any provision of Section 2, if the Company at any time on or after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision of Section 2, if the Company at any time on or after the Initial Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 6.4 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 6.4 occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

6.5            Reservation of Shares. The Corporation shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock equal to 100% of the Conversion Rate with respect to the Conversion Amount of each Preferred Share as of the Initial Issuance Date (assuming for purposes hereof, that such shares of Preferred Stock are convertible at the Conversion Price and without taking into account any limitations on the conversion of such Preferred Stock set forth in herein). So long as any of the shares of Preferred Stock are outstanding, the Corporation shall take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, as of any given date, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the shares of Preferred Stock issued and outstanding, without taking into account any limitations on the issuance of securities set forth herein, provided that at no time shall the number of shares of Common Stock so available be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions contained in this Certificate of Incorporation) (the “Required Amount”). The initial number of shares of Common Stock reserved for conversions of the Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the Preferred Holders based on the number of shares of Preferred Stock held by each Preferred Holder on the Initial Issuance Date or increase in the number of reserved shares (as the case may be) (the “Authorized Share Allocation”). In the event a Preferred Holder shall sell or otherwise transfer any of such Preferred Holder's shares of Preferred Stock, each transferee shall be allocated a pro rata portion of such Preferred Holder's Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any shares of Preferred Stock shall be allocated to the remaining Preferred Holders of Preferred Stock, pro rata based on the number of shares of Preferred Stock then held by such Preferred Holders.

6.6            Insufficient Authorized Shares. If, notwithstanding Section 6.5 and not in limitation thereof, at any time while any of the shares of Preferred Stock remain outstanding the Corporation does not have a sufficient number of authorized and unissued shares of Common Stock to satisfy its obligation to have available for issuance upon conversion of the Preferred Stock at least a number of shares of Common Stock equal to the Required Amount (an “Authorized Share Failure”), then the Corporation shall promptly take all reasonable action (within its control) to increase the Corporation's authorized shares of Common Stock to an amount sufficient to allow the Corporation to reserve and have available the Required Amount for all of the Preferred Stock then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Corporation shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Corporation shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock.

7.            Special Provisions for Preferred Holders.

7.1            Vote to Change the Terms of or Issue Preferred Stock. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of at least two-thirds (2/3) of the shares of outstanding Preferred Stock (the “Required Holders”), voting together as a single class, the Corporation shall not: (a) amend or repeal any provision of, or add any provision to, its Certificate of Incorporation or Bylaws of the Corporation, or file any certificate of designations or certificate of amendment, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Preferred Stock regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; provided, however, the Corporation shall be entitled, without the consent of the Required Holders unless such consent is otherwise required by the General Corporation Law, to amend the Certificate of Incorporation to effectuate one or more reverse stock splits of its issued and outstanding Common Stock for purposes of maintaining compliance with the rules and regulations of the Nasdaq Capital Market; or (b) without limiting any provision of Section 7.2, whether or not prohibited by the terms of the Preferred Stock, circumvent a right of the Preferred Stock.

7.2            Noncircumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Certificate of Incorporation, the Bylaws of the Corporation or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Incorporation, and will at all times in good faith carry out all the provisions of this Certificate of Incorporation and take all action as may be required to protect the rights of the Preferred Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Incorporation, the Corporation (i) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any Preferred Stock above the Conversion Price then in effect without the consent or vote of the Required Holders, (ii) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Preferred Stock and (iii) shall, so long as any shares of Preferred Stock are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the shares of Preferred Stock then outstanding (without regard to any limitations on conversion contained herein).

7.3            Disclosure. Upon receipt or delivery by the Corporation of any notice in accordance with the terms of this Certificate of Incorporation, unless the Corporation has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Corporation or any of its subsidiaries, the Corporation shall simultaneously with any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Corporation believes that a notice contains material, non-public information relating to the Corporation or any of its subsidiaries, the Corporation so shall indicate to each Preferred Holder contemporaneously with delivery of such notice, and in the absence of any such indication, each Preferred Holder shall be allowed to presume that all matters relating to such notice do not constitute material, non-public information relating to the Corporation or its subsidiaries.

7.4            Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Preferred Holders), a register for the shares of Preferred Stock, in which the Corporation shall record the name, address, E-mail address and facsimile number of the Persons in whose name the shares Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the Person in whose name any Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

7.5            Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing shares of Preferred Stock (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Preferred Holder to the Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Corporation shall execute and deliver new certificate(s) of like tenor and date.

7.6            Failure or Indulgence Not Waiver. No failure or delay on the part of a Preferred Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. Part B of this Certificate of Incorporation shall be deemed to be jointly drafted by the Corporation and all Preferred Holders and shall not be construed against any Person as the drafter hereof.

7.7            Notices. The Corporation shall provide each Preferred Holder with prompt written notice of all actions taken pursuant to the terms of Part B of this Certificate of Incorporation, including in reasonable detail a description of such action and the reason therefor. Whenever notice is required to be given to Preferred Holders under this Certificate of Incorporation, unless otherwise provided herein, such notice must be in writing. Without limiting the generality of the foregoing, the Corporation shall give written notice to each Preferred Holder (i) promptly following any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any options, convertible securities or rights to purchase stock, warrants, securities or other property to all holders of shares of Common Stock as a class or (C) for determining rights to vote with respect to any dissolution or liquidation, provided, in each case, that such information shall be made known to the public prior to, or simultaneously with, such notice being provided to any Preferred Holder.

7.8            Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided Part B of this Certificate of Incorporation shall be cumulative and in addition to all other remedies available under this Certificate of Incorporation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Preferred Holder's right to pursue actual and consequential damages for any failure by the Corporation to comply with the terms of this Certificate of Incorporation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Preferred Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Preferred Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, each Preferred Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required, to the extent permitted by applicable law. The Corporation shall provide all information and documentation to a Preferred Holder that is requested by such Preferred Holder to enable such Preferred Holder to confirm the Corporation's compliance with the terms and conditions of this Certificate of Incorporation.

7.9            Amendment. Any stockholder action, approval or consent required, desired or otherwise sought by the Corporation pursuant to the General Corporation Law, the Certificate of Incorporation, or otherwise with respect to the issuance of Preferred Stock may be effected by written consent of the Corporation's stockholders or at a duly called meeting of the Corporation's stockholders, all in accordance with the applicable rules and regulations of the General Corporation Law. This Certificate of Incorporation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the General Corporation Law, of the Required Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the General Corporation Law and the Certificate of Incorporation.

Fifth: Subject to any additional vote required by the Certificate of Incorporation or Bylaws of the Corporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

Sixth: Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

Seventh: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Eighth: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Ninth: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

Tenth: The following indemnification provisions shall apply to the persons enumerated below.

1.            Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability Corporation, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Tenth, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board.

2.            Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition; provided, that to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Tenth or otherwise.

3.            Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article Tenth is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4.            Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability Corporation, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board.

5.            Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board.

6.            Non-Exclusivity of Rights. The rights conferred on any person by this Article Tenth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

7.            Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability Corporation, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability Corporation, joint venture, trust, organization or other enterprise.

8.            Insurance. The Board may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Tenth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Tenth.

9.            Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

Eleventh: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

Twelfth:  A director of the Corporation shall not, in the absence of fraud, be disqualified by his or her office from dealing or contracting with the Corporation either as a vendor, purchaser or otherwise, nor in the absence of fraud shall a director of the Corporation be liable to account to the Corporation for any profit realized by him or her from or through any transaction or contract of the Corporation by reason of the fact that such director, or any firm of which such director is a member, partner or manager or any corporation of which such director is an officer, director or stockholder, was interested in such transaction or contract, if such transaction or contract has been authorized, approved or ratified in a manner provided in the General Corporation Law for authorization, approval or ratification of transactions or contracts between the Corporation and one or more of its directors or officers or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, and in accordance with the terms of, and subject to any approval requirements set forth in, the Certificate of Incorporation and any other then effective governing document or agreement of the Corporation.

Thirteenth: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Thirteenth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Thirteenth (including, without limitation, each portion of any sentence of this Article Thirteenth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Fourteenth: No stockholder of the Corporation shall, solely in such stockholder’s capacity as such, have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation, except to the extent that such a right is otherwise expressly provided in favor of such stockholder by the terms of a separate written agreement between the Corporation and such stockholder.

Fifteenth: The Corporation is to have perpetual existence.

Sixteenth: The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law.

* * *

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 2nd day of December, 2020.

By:	/s/ John D. Shulman
Name:	John D. Shulman
Title:	Chief Executive Officer